September 14, 2007

Mr. Gary Cook, CEO Cognigen Networks, Inc. Cc: Peter Tilyou, Esq. David Jackson Chris Seelbach George Rebensdorf Robert K. Young Via Facsimile and Email

Re: Purchase of the Cognigen Stock in CBSi

Dear Mr. Cook,

In furtherance of our discussions regarding the purchase of 100% of the outstanding stock of Cognigen Business Systems, Inc. (CBSi) currently owned by Cognigen Networks, Inc. (Cognigen), this letter shall serve as a formal offer from Anza Borrego Partners, Inc. (ABP) to you as CEO for the company. As consideration, ABP will pay to Cognigen 1,246,028 common shares of its Cognigen stock. ABP would be willing to purchase 100% of the outstanding stock of CBSi for this consideration under the following terms:

1.	Carl Silva will surrender and cancel his employment agreement commenced on July 1, 2006 with Cognigen, and any earnings related bonuses.

2.	Carl Silva will relinquish all vacation, deferred, or other salary or other benefit claims under the previously mentioned employment agreement with Cognigen.

3.	Cognigen will relinquish any rights or consequences it may have under the employment agreement with Carl Silva.

4.	Except as noted under #6 below, ABP, as acquirer of 100% of the stock of CBSi, means that ABP will assume all CBSi related liabilities and assets, including but not limited to:

	a.	Assumption of all CBSi customer accounts and related receivables.

	b.	Assumption of all CBSi vendor contracts and accounts payable.

	c.	Assumption of any contingent liabilities related to Time Warner.

5.	Any and all intercompany payables to Cognigen, or subsidiaries, from CBSi will be forgiven by Cognigen. These balances equal $557,276.86 identified as “Payable to MLT from CBSI” and $121.54 identified as “Advance Seattle-CBSI” on the Balance Sheet for CBSi attached as Exhibit A.

6.	In order for the CBSi business and its customers to remain in serviceable condition, Cognigen Networks, Inc. will be responsible for paying for accounts payables per the following schedule and the attached Appendix B schedule sheet: a. Cognigen Networks, Inc. will be responsible for paying for service affecting accounts payables up to and including August 31, 2007 as per the attached listing totaling $12,315.04 within 45 days of the signature of this agreement. Payment will be made earlier if service is to be effected by non payment. b. Cognigen Networks, Inc. will pay the remaining non-service affecting accounts payable balances within six (6) months as it is able to work with the applicable vendors.

7.	ABP will be responsible for payables including all expenses of operations of CBSi from September 1, 2007 and going forward.

8.	ABP will assist Cognigen Networks, Inc. with its obligations for space leased in San Diego since the timing of which will also materially affect the business.

9.	ABP and Carl Silva will hold harmless Cognigen, and Cognigen will hold harmless ABP and Carl Silva, for any costs and expenses that either party pays to anyone not in accordance with the terms of this agreement.

If the above offer is acceptable to you, I am prepared to execute a purchase agreement which follows this letter as stated above immediately and move forward as quickly as possible to close this transaction.

It is my hope that this offer meets with your approval and you will choose to accept this offer on behalf of the shareholders of Cognigen Networks and Cognigen Business Systems.

If you have any questions or comments, please do not hesitate to contact me at your convenience.

Carl L. Silva, Jr.
Managing Partner, Anza Borrego Partners